Exhibit 10.1

DEKANIA CORP.

2929 Arch Street

Suite 1703

Philadelphia, Pennsylvania 19104

November 14, 2008

Cohen Brothers, LLC

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Gentlemen:

This letter will confirm our agreement, that Cohen Brothers, LLC (“Cohen Brothers”) shall loan Dekania Corp. (the “Company”) funds to cover its costs and to provide the Company with working capital to enable it to fund its expenses, including the expenses associated with the pursuit of a business combination and expenses with respect to its potential dissolution and liquidation, up to a maximum of $500,000 (the “Loan”). The Company is permitted to draw on the Loan, at any time up until the consummation of a business combination or the Company’s liquidation and dissolution, by providing written notice to Cohen Brothers. The Loan shall not bear interest.

The Loan shall terminate and be repaid in full upon the consummation of a business combination. If the Company does not complete a business combination within the time period permitted in its Second Amended and Restated Certificate of Incorporation, which may be amended from time to time, and is required to liquidate and dissolve, Cohen Brothers shall waive the repayment in full of all amounts due under the Loan.

Very truly yours, DEKANIA CORP.

By:	/s/ David Nathaniel

Name: David Nathaniel
Title: Chief Investment Officer and Secretary

Agreed to and Accepted by:

COHEN BROTHERS, LLC

By:	/s/ Chris Ricciardi

Name: Chris Ricciardi
Title: Chief Executive Officer